EXHIBIT 99.1



                              99 Cents Only Stores
                            4000 Union Pacific Avenue
                           City of Commerce, CA. 90023


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


March 28, 2002


Ladies and Gentlemen:

        This will confirm that 99 Cents Only Stores (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


Very truly yours,


/s/ Andrew Farina
Chief Financial Officer